EXHIBIT 23.2


                               Consent of KPMG LLP

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                          INDEPENDENT AUDITORS' CONSENT



The Stockholders and the
  Board of Directors of
  Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 033-079740 and 333- 07083 on Forms S-8 of our report dated January 27, 2000, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999.


/s/ KPMG LLP


Melville, New York
November 10, 2000